Exhibit 107

Calculation of Filing Fee Tables

Form

424(b)(5)

(Form Type)

Banco Bilbao Vizcaya Argentaria, S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Senior Preferred 5.381% Fixed Rate Notes due 2029	457(r)	$1,000,000,000	100.000%	$1,000,000,000	$147.60 per $1,000,000 (1)	$147,600
	Debt	Senior Non-Preferred Callable Fixed-to-Fixed Rate Notes due 2035	457(r)	$1,000,000,000	100.000%	$1,000,000,000	$147.60 per $1,000,000 (1)	$147,600
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$2,000,000,000		$295,200
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$295,200

(1)	Determined in accordance with Section 6(b) of the U.S. Securities Act of 1933, as amended.